Exhibit 14

CODE OF ETHICS
OF
EDUtoons, INC.

The following code of ethics (the “Code”) for EDUtoons, Inc. (the “Company”) is adopted pursuant to §406 of the Sarbanes Oxley Act of 2002 and U.S. Securities and Exchange Commission Release No. 33-8177.

This Code applies to the Company’s Senior Executive and Financial Officers, including but not limited to the Company’s chief executive officer, chief financial officer, controller, treasurer, and chief internal auditor, if any (collectively, the “Senior Executive and Financial Officers”).

The Senior Executive and Financial Officers shall (absent a waiver from the Company’s Board of Directors, including a majority of the Board’s independent directors, after full disclosure), to the best of their knowledge and ability, adhere to and promote the following principles and responsibilities governing their professional and ethical conduct:

1.           Senior Executive and Financial Officers shall act with honesty and integrity, including ethically handling actual or apparent conflicts of interest between personal and professional relationships of Senior Executive and Financial Officers.

2.           Senior Executive and Financial Officers shall avoid “conflicts of interest”, including disclosure to the appropriate persons of any material transaction or relationship which reasonably could be expected to give rise to such a conflict. A “conflict of interest” exists whenever an individual’s private interest interferes in any way, or even appears to interfere, with the interests of the Company as a whole. A situation creating a conflict can arise when a Senior Executive and Financial Officer takes actions or has interests or directly or indirectly receives a personal benefit which may make it difficult to perform his or her duties for the Company objectively and effectively. It is almost always a conflict of interest for a Company employee to work simultaneously for a competitor, customer or supplier. Conflicts of interest may also arise when a Senior Executive and Financial Officer or members of his or her family, receive improper personal benefits as a result of his or her position in the Company, whether received from the Company or a third party. Loans to, or guarantees of, obligations of Senior Executive and Financial Officers and their respective family members may create conflicts of interest.

3.           Senior Executive and Financial Officers are prohibited from (A) taking for themselves, personally, opportunities that properly belong to the Company or are discovered through the use of corporate property, information or position; (B) using corporate property, information or position for personal gain; and (C) competing with the Company. Senior Executive and Financial Officers owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

4.           Senior Executive and Financial Officers shall provide full, fair, accurate, timely and understandable disclosure in all reports and documents which the Company files with, or submits to, the United States Securities and Exchange Commission (“SEC”) and in other public filings or communications made by the Company.

5.           Senior Executive and Financial Officers should endeavor to deal fairly with the Company’s customers, suppliers, competitors, officers and employees. Senior Executive and Financial Officers should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or use any other unfair-dealing practice.

6.           Senior Executive and Financial Officers should protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact upon the Company’s profitability. All Company assets must be used for legitimate business purposes.

7.           Senior Executive and Financial Officers should maintain the confidentiality of information entrusted to them by the Company and any other confidential information with respect to the Company, its business or finances, customers, or suppliers which becomes known to them from any source, except when disclosure is authorized or legally mandated. For purposes of this Code, “confidential information” includes, but is not limited to, all non-public information with respect to the Company, its business or finances, or its customers or suppliers.

8.           Senior Executive and Financial Officers shall comply with all applicable governmental laws, rules and regulations.

9.           Senior Executive and Financial Officers shall promptly report violations of this Code to the Board of Directors or to a committee designated by the Board of Directors.

Each Senior Financial Officer is expected to adhere at all times to this Code and acknowledge that failure to adhere to this Code may result in disciplinary action as recommended by the Company’s Board of Directors and may include termination of employment. No one shall be subject to retaliation as a result of a good faith report of a suspected violation.

This Code may be revised or supplemented form time to time including, but not limited to, to reflect changing laws and ethical standards.

This Code is a statement of certain fundamental principles, policies and procedures which govern the Company’s Senior Executive and Financial Officers in the conduct of the Company’s business. It is not intended to and does not create any rights in any employee, customer, supplier, competitor, shareholder or any other person or entity.

Only the Board of Directors or a committee designated by the Board of Directors shall have the authority to approve any deviation or waiver from this Code. Any material deviation or waiver, including to whom it was granted and the date thereof, and the reasons for it shall be promptly disclosed in a filing on Form 6-K with the SEC.

ACKNOWLEDGEMENT FORM

I have received and read the Code of Ethics for Senior Executive and Financial Officers, and I understand its contents. I agree to comply fully with the standards set forth in the Code of Ethics and the Company’s related policies and procedures. I understand that I have an obligation to report to the Counsel to the Company and to the Audit Committee any suspected violations of this Code of Ethics.

Printed Name

Signature

Date